EXHIBIT 99.1

FOR:	Bakers Footwear Group

CONTACTS:	Michael Cimini / Michael Gallo
(212) 896-1233 / (212) 896-1258
mcimini@kcsa.com / mgallo@kcsa.com

Bakers Footwear Provides Third Quarter Comp Sales Forecast

ST. LOUIS, Mo., September 16, 2004 – Bakers Footwear Group (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced that it expects comp sales to decline in the mid-to-high single digits for the third quarter ending October 3, 2004.

Peter Edison, Chairman & Chief Executive Officer of Bakers Footwear Group, said, “Third quarter sales have been negatively impacted by a softer than expected demand in traditional back-to-school merchandise, which continued into September, due to the popularity of low-priced casual footwear and athletic shoes. We anticipate a challenging retail environment throughout the fall with an outlook for improvement during the holiday selling season. In light of these events, however, we are no longer comfortable with the range of earnings estimates analysts have made for the full year.”

“In the third quarter, we will have remodeled 11 stores into our new store format, which continues to outperform the chain, and plan to have opened nine new stores. We expect this to have a positive impact in the fourth quarter, when we plan to remodel approximately four more stores and open approximately eight additional new stores, all of which will be opened prior to the holiday season. We continue to maintain tight inventory controls and believe we are well positioned for a strong finish to fiscal 2004.”

About Bakers Footwear Group Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 12 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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